AGREEMENT

      This Agreement (the "Agreement") is entered into as of the 12th day of September, 1997, by and among Dispatch Management Services Corp., a Delaware corporation (the "Company"), Profall, Inc. d/b/a "1-800-COURIER-LAX" and "EXPRESS-IT-LAX", a California corporation which has elected S Corporation treatment for federal income tax purposes (the "Business Contribution Member"), Thomas Westfall, Alyson Westfall, David Prosser and Adriene Prosser (collectively, the "Shareholders") and [DMS Corp. Subsidiary Number ___] a Delaware corporation to-be-formed (the "Specific Company Subsidiary"). Unless defined herein, all capitalized terms used in this Agreement shall have the meaning given them in the Operating Agreement of Dispatch Management Services LLC ("DMS") dated December 1, 1996 by and between the Members of DMS, as amended (the "Operating Agreement").

                               W I T N E S S E T H

      WHEREAS, the Business Contribution Member is in the business of providing point-to-point urgent messenger services (such business, and any other lines of business related thereto, the "Business");

      WHEREAS, the Shareholders own all of the issued and outstanding capital stock of the Business Contribution Member;

      WHEREAS, subject to the conduct of the due diligence examination to begin following the execution of this Agreement, and further subject to the terms and conditions set forth herein, the Business Contribution Member desires to sell to the Company all the Business Contribution Member's right, title and interest in and to the Assets (as defined in Section 1.2(a) below), and have the Company assume the Assumed Liabilities (as defined in Section 1.2(b) below) for the Purchase Price (as defined in Section 1.4 below);

      WHEREAS, upon the satisfactory completion of the due diligence examination, the delivery of the financial statements, schedules, disclosure documents, questionnaires and other information required by this Agreement, and approval of the same by the Company, the parties hereto will close in escrow pursuant to the terms and conditions set forth herein;


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

      WHEREAS, upon satisfaction of the conditions set forth herein, the escrow will be terminated, and the sale of the Assets and assumption of the Assumed Liabilities will be consummated;

      WHEREAS, at Closing (as hereinafter defined) under this Agreement, the Company will contribute to the Specific Company Subsidiary all of the Company's right, title and interest in and to the Assets and have the Specific Company Subsidiary assume the Assumed Liabilities, in exchange for 100% of the equity ownership in the Specific Company Subsidiary;

      WHEREAS, the Specific Company Subsidiary intends to enter into an employment agreement with Scott Fergusen (the "Back-Office Employee"), in the form attached hereto as Exhibit A, as well as non-competition agreements with each of the Shareholders of the Business Contribution Member and the Back-Office Employee in the form attached hereto as Exhibit B (such employment agreement and non-competition agreements, together with all other agreements which are entered into by the parties hereto pursuant to this Agreement or in connection with any of the transactions contemplated hereby, the "Related Agreements");

      WHEREAS, the parties intend that at the Closing the Business Contribution Member will change its corporate name and/or trade name, as necessary, so that the Specific Company Subsidiary may trade under the trade name previously used for the Business (which trade name is specifically acquired by the Specific Company Subsidiary hereunder);

      WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

      NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements herein contained, and for the sum of $10.00 paid by the Company to the Business Contribution Member and each Shareholder, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Closing in Escrow

            1.1. Overview. Upon execution of this Agreement, the Shareholders and the Business Contribution Member shall be obliged to use their reasonable best efforts to deliver to the Company, within thirty (30) days after execution of this Agreement: (i) the audited financial


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

statements required pursuant to Section 1.4 below and (ii) the agreements required pursuant to Section 3.1 below.

            After approval of the same by the Company, and prior to filing the registration statement with the Securities and Exchange Commission relating to the initial public offering of common stock, par value $.01 per share, of the Company (the "Initial Public Offering"), the Company will deliver to the Business Contribution Member and the Shareholders a disclosure document, together with a notice (the "Notice") specifying the date by which the Business Contribution Member and the Shareholders must execute and deliver satisfactory representation letters in order to consummate the sale of the Assets and assumption of the Assumed Liabilities pursuant to the terms of this Agreement.

            Upon timely delivery from the Business Contribution Member and all of the Shareholders of representation letters satisfactory to the Company, the parties will close in escrow (the "Closing in Escrow") pursuant to the terms and conditions of this Agreement. Such Closing in Escrow shall take place at the offices of Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., 7th Floor, Washington, D.C. 20005 (or such other place as is mutually agreed upon by the parties) within thirty (30) days (or such shorter period as is specified in the Notice) after timely delivery of satisfactory representation letters from the Business Contribution Member and the Shareholders.

            In the event that the Business Contribution Member and/or one or more of the Shareholders do not timely deliver satisfactory representation letters (as determined in the sole discretion of the Company), this Agreement will be of no further force or effect, except for any and all obligations under Sections 3.2 (confidentiality), 1.4 (reimbursement of audit expenses) and 8.2 (effect of termination under Section 8.1), which obligations will survive termination of this Agreement.

            1.2 Definitions.

                  (a) Definition of Assets. For purposes of this Agreement, the term "Assets" shall mean and include the following assets of the Business Contribution Member:

                        (i) Those agreed upon assets (including radio channels) set forth on Exhibit C attached hereto;


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

                        (ii) All rights, if any, to the trade and/or brand names "1-800-COURIER-LAX", and "EXPRESS-IT-LAX", logos, and other Intellectual Property as defined in Section 2.11.(d) hereinbelow, customer lists, goodwill and other intangible assets; and

                        (iii) All rights, claims, and interests of the Business Contribution Member, as of the Closing Date, under and with respect to agreed upon contracts (the "Contracts"), as set forth on Exhibit D attached hereto.

      To the extent that the assignment of the rights, claims and interests of the Business Contribution Member under any of the Contracts requires the consent of a third party (as set forth in Exhibit E hereto), and such third party's consent to assignment is not secured prior to Closing hereunder, the parties hereto shall use their best efforts to place the Specific Company Subsidiary in a position to receive the benefits of the Business Contribution Member's rights, claims and interest in such Contracts during the term of such Contracts. The parties' efforts to this end shall be made in a lawful and commercially reasonable manner.

                  (b) Definition of Assumed Liabilities. For purposes of this Agreement, the term "Assumed Liabilities" shall mean and include:

                        (i) Those outstanding liabilities and obligations of the Business Contribution Member (other than contractual obligations under the Contracts provided for in paragraph (ii) below), and only those liabilities and obligations, which are set forth on Exhibit F attached hereto; and

                        (ii) Those liabilities and obligations of the Business Contribution Member arising after the Closing Date under the express provisions of the Contracts. For purposes of clarification, the Business Contribution Member will be responsible for all taxes relating to the Business and/or the Assets and/or the Assumed Liabilities payable or accrued for all periods up to and including the Closing Date (whether or not such taxes were assessed before or after the Closing Date).

            1.3. Closing in Escrow Deliveries and Other Actions.

                  (a) Deliveries at Closing in Escrow. In addition to the execution and delivery of documents as and when otherwise required by the terms of this Agreement, at the Closing in Escrow the Company and the Business Contribution Member and/or the Shareholders shall, as


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

appropriate, enter into, execute and deliver to the law firm of Silver, Freedman & Taff, LLP, as escrow agent: (i) a bill of sale, (ii) an instrument of assignment and assumption (the form and substance of which shall be reasonably acceptable to the Company and Business Contribution Member), and (iii) any other instruments of conveyance or transfer which may be necessary in the sole discretion of the Company, including, without limitation, any instruments of assignment in connection with the Intellectual Property, if any, and the Contracts, each in form and substance reasonably acceptable to the Company, pursuant to which the Business Contribution Member and/or the Shareholders shall convey, assign, transfer and deliver to the Company all right, title and interest in, to and under the Assets, free and clear of any and all Encumbrances (as defined in Section 2.3(a) below), and the Company shall assume the Assumed Liabilities from the Business Contribution Member. At the Closing in Escrow, the Business Contribution Member shall also cause to be delivered the opinion of its counsel as to such matters as counsel to the Company may reasonably require, including but not limited to such counsel's opinion that: the Business Contribution Member is in good standing; the Business Contribution Member is authorized to conduct its business in each jurisdiction in which it is doing business; the Business Contribution Member and the Shareholders have full power to enter into and perform their respective obligations under this Agreement, as well the Related Agreements to which they are a party; this Agreement, and the Related Agreements to which the Business Contribution Member and/or the Shareholders are a party, constitute legal, valid and binding obligations of the Business Contribution Member and the Shareholders, respectively, enforceable in accordance with their respective terms (except as enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor's rights, and principles of equity); and, to the knowledge of counsel, neither the Business Contribution Member nor any of the Shareholders is threatened with or affected by any actions, proceedings or investigations wherein an unfavorable decision, ruling or finding could have a materially adverse effect on the financial condition or operation of the Business and/or the Assets, or could prevent, enjoin or otherwise affect the transactions contemplated by this Agreement. For purposes of rendering the opinion, the Company has agreed to allow counsel to assume that Maryland law or the law governing any of the Related Agreements, is identical to California law. In addition, the Company shall deliver


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

to Silver Freedman & Taff, L.L.P. all of the foregoing documents that are applicable and the share certificates representing the Company Stock to be issued to the Business Contribution Member.

                  (b) Further Actions. On and after the Closing in Escrow, the parties hereto shall enter into, execute and deliver such other and further agreements, documents and instruments, as any of them may reasonably request, for the purpose of effectuating the transactions contemplated by this Agreement..

                  (c) Consummation of Sale. Upon Closing in Escrow, subject to the terms and conditions of this Agreement, the Company will be obligated to purchase the Assets, and assume the Assumed Liabilities, and the Business Contribution Member will be obliged to sell the Assets, subject to the Assumed Liabilities, at the purchase price specified in Section 1.4 below, on the Closing Date specified in Section 1.5 below.

            1.4. Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be (i) $1,210,560; plus (ii) $97,925, the fair market value of the tangible assets of the Corporation's "1-800-COURIER-LAX" operations (the "Tangible Asset Value") as set forth on Schedule 1.4. The Purchase Price shall be subject to adjustment (if any) as a result of a reduction in the Maximum Earn-Out (as defined in this Section 1.4 below).

            The parties hereto hereby agree to allocate the Purchase Price to the Assets in accordance with the manner set forth on Schedule 1.4 attached hereto and in accordance with the applicable provisions of Section 1060 of the Code (the "Price Allocation"). Accordingly, each party to this Agreement shall adopt and utilize such Price Allocation for purposes of all tax returns filed by them and shall not voluntarily take any position inconsistent therewith in connection with any examination of any tax return, any refund claim, any litigation proceeding or otherwise. Each of the Company and the Business Contribution Member shall file on a timely basis a Form 8594 in accordance with the requirements of Section 1060 of the Code and the provisions of this Section
1.4. In the event that the Price Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall consult with each other concerning resolution of the dispute.

            Unless the Company gives the Shareholders and the Business Contribution Member written notice to the contrary, the Shareholders and the Business Contribution Member shall use their reasonable best efforts to deliver to the Company, within thirty (30) days after execution of this Agreement: (i) audited financial statements of the Business, including balance sheets dated as of December 31, 1994, 1995 and 1996, and income statements and cash flow statements for each of the three twelve month periods ended on such dates; (ii) unaudited financial statements of the Business, including a balance sheet dated as of June 30, 1996, and an income statement and cash flow statement for the twelve month period ended on June 30, 1996: and (iii) unaudited, reviewed financial statements of the Business, including a balance sheet dated as of June 30, 1997 and an income statement and a cash flow statement for the six month period ended June 30, 1997. In the event that the closing of the Initial Public Offering has not occurred on or before November 12, 1997, but does occur on or before December 12, 1997, then in that event, in lieu of the unaudited, reviewed financial statements of the Business for the six month period ended June 30, 1997, the Shareholders and the Business Contribution Member shall use their reasonable best efforts to deliver to the Company, within thirty days after written request from the Company: (i) an updated set of audited financial statements of the Business, including a balance sheet dated as of June 30, 1997, and income statements and cash flow statements for the six month period ended June 30, 1997; (ii) unaudited financial statements for the Business, including a balance sheet dated as of September 30, 1996, and an income statement and cash flow statement for the 12 month period ended on September 30, 1996; and (iii) unaudited, reviewed financial statements of the Business, including a balance sheet dated as of September 30, 1997 and income statements and cash flow statements for the three month period ended September 30, 1997. In the event that the closing of the Initial Public Offering has not occurred on or before December 12, 1997, then upon written request from the Company given on or before March 1, 1998, the Shareholders and the Business Contribution Member shall use their reasonable best efforts to deliver to the Company, within 30 days after written request from the Company, such additional audited and/or unaudited, reviewed financial statements of the Business as the Company may reasonably request.

            All of the financial statements referred to in this Section 1.4 shall be prepared (or reviewed, as the case may be) by Price Waterhouse LLP. The cost of providing all of the financial statements required by this Section 1.4, within the prescribed time limits, shall be the sole responsibility of the Business Contribution Member, provided that the Company will advance such costs on behalf of the Business Contribution Member. So long as all conditions to Closing are satisfied, including, but not limited to the closing of the Initial Public Offering, only in the event that the Business Contribution Member and/or one or more of the Shareholders do not deliver satisfactory shareholder representation letters by the deadline specified in the Notice and complete the Closing in Escrow, the Business Contribution Member and the Shareholders shall be jointly and severally responsible for immediately refunding to the Company any such advanced costs (up to the amount of the actual audit costs incurred not to exceed $20,000); in the event that all such representation letters are satisfactory and are timely received, and the Closing in Escrow is completed, the Business Contribution Member and the Shareholders shall be relieved of their obligation to refund to the Company such amount of advanced costs.

            The Company shall pay seventy percent (70%) of the Purchase Price in cash, which is subject to reduction in accordance with the terms of the next paragraph, and thirty percent (30%) of the Purchase Price in (restricted) stock of the Company (the "Company Stock"), at the Closing (the number of shares of Company Stock to be issued to the Business Contribution Member at the Closing to satisfy the stock portion of the Purchase Price shall be determined by dividing $392,546 by the per share price of Company Stock to the public in the Initial Public Offering). The Business Contribution Member and the Shareholders acknowledge that the sale of the Company Stock will be restricted for a period of time by virtue of a "lock-up" agreement which may be imposed by the Company (the "Lock-up Agreement"), and the Business Contribution Member and the Shareholders shall execute the Lock-Up Agreement, as may be required by the Company, by which the sale of the Company Stock is restricted (perhaps prohibited) for a period of two (2) years from the date of the closing of the Initial Public Offering.

            Three hundred ninety-two thousand, five hundred forty-six dollars ($392,546) of the cash portion of the Purchase Price (the "Maximum Earn-Out") shall be earned by the Business Contribution Member ratably over the two years beginning January 1, 1998 and ending December 31, 1999 provided that the Specific Company Subsidiary or any affiliates of it or the Company or the Business Contribution Member achieves gross revenue in Los Angeles or Orange Counties from business which utilizes the brand names "1-800-COURIER", "EXPRESS-IT" or "1-800-DELIVER" ("Gross Revenue") of at least $1,815,840 each such year. In the event that the Specific Company

Subsidiary or any affiliates of it or the Company or the Business Contribution Member fails to achieve such standard, the cash portion of the Purchase Price shall be reduced by: (i) one half (1/2) of the Maximum Earn-Out, multiplied by:
(ii) a fraction, the numerator of which is the difference between the actual revenue achieved during such calendar year and $1,815,840, and the denominator of which is $1,815,840. The Maximum Earn-Out, less any reductions as set forth in this paragraph is hereinafter referred to as the "Earn-Out". The Earn-Out shall bear interest at the rate of 7% per annum commencing as of the Closing Date (i.e., once the Earn-Out is determined, the Shareholders will be due such amount plus interest at the rate of 7% per annum on such amount, accrued from the Closing Date until the date of payment of the Earn-Out to the Shareholders). The Earn-Out shall be paid to the Business Contribution Member promptly following calculation of the Gross Revenue for the quarter ending December 31, 1999 but no later than March 31, 2000. The Company covenants and agrees to maintain sufficient cash, or availability of cash (e.g., by way of a line of credit) in order to fund the Earn-Out.

      At the request of the Business Contribution Member made to the Company in writing not later than the Closing in Escrow, the Company shall concurrently with the Closing make a loan to the Business Contribution Member in an amount equal to up to 30% of the Purchase Price. Said loan by the Company to the Business Contribution Member (the "Business Contribution Member Loan") shall bear interest at a rate of seven percent (7%) per annum, and shall be secured by all of the Company Stock paid as part of the Purchase Price at Closing. The collateral security agreement evidencing the collateralization of the Business Contribution Member Loan with the Company Stock and the Earn-Out shall be in the form of Exhibit G hereto. The Business Contribution Member shall have the right to prepay the Business Contribution Member Loan (plus accrued interest) at any time without penalty and shall have the right to direct the Company to offset the balance due under the Business Contribution Member Loan (plus accrued interest) against the Earn-Out as earned each quarter. The Business Contribution Member Loan shall mature as of the date that the Earn-Out is payable. In the event that the Business Contribution Member Loan is not repaid in full upon maturity, the Company shall enjoy all rights of a secured party under the Uniform Commercial Code then in effect in the State of Maryland, provided that the Company's only recourse shall be first against the remaining Earn-Out and then against the Company Stock it holds as collateral, and there shall not be any recourse against the Business Contribution Member or the Shareholders individually. For purposes of exercising its rights as a secured creditor, the value of the Company Stock shall be the market price (without a discount of any kind) on the date that the Earn-Out is payable.

            1.5. Time and Place of Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1., and subject to the satisfaction or waiver of the conditions set forth in Section 7, the purchase and sale of the Assets, subject to the Assumed Liabilities, pursuant to this Agreement (the "Closing") shall take place at the offices of Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., Suite 700E, Washington, D.C. 20005, contemporaneously with the closing of the Initial Public Offering unless the closing of the Initial Public Offering does not occur by March 31, 1998, in which case this Agreement shall be rendered null and void, or unless another date, time or place is agreed to in writing by the parties hereto (the day on which the Closing takes place being the "Closing Date").

            At the Closing: (i) Silver, Freedman and Taff, L.L.P. shall deliver to the Company the bill of sale, instruments of assignment and assumption, transfer documents, and other documents and materials theretofore held in escrow from the Closing in Escrow; (ii) the Business Contribution Member and the Shareholders shall deliver to the Company updated certificates, dated the Closing Date, required pursuant to Sections 7.2(a) and 7.2(b) below, and an updated opinion of counsel as referred to in Section 1.3(a) above; and (iii) the Company shall deliver the Purchase Price to the Business Contribution Member (less the Maximum Earn-Out, which shall be payable to the Business Contribution Member pursuant to the terms of Section 1.4 above, and with the Company Stock collateralized against the Business Contribution Member Loan being delivered to the Company as appropriate). At Closing, the Company shall deliver or cause Silver Freedman & Taff, L.L.P. to deliver the foregoing documents that are applicable, the cash portion of the Purchase Price and the proceeds of the Loan. At Closing, Company, Business Contribution Member, Shareholders and Specific Company Subsidiary shall also take all additional steps as may be necessary or appropriate to deliver the Assets to the Specific Company Subsidiary, have the Specific Company Subsidiary assume the Assumed Liabilities, and put the Specific Company Subsidiary in physical possession and operating control of the Business and all of the Assets. Simultaneously with the Closing, to the extent necessary, the cash portion of the Purchase Price shall be used to pay in full any outstanding loans of the Business Contribution Member that are secured by the Assets. Appropriate lien releases will be obtained from the relevant lender.

      2. Representations, Warranties and Covenants of the Business Contribution Member and the Shareholders.

            Except as otherwise set forth in any schedule or exhibit provided simultaneously herewith or prior to the Closing. The Business Contribution Member and the Shareholders hereby jointly and severally represent, warrant and covenant to the Company as follows (it being understood and agreed that any item disclosed in any schedule or exhibit in reference to a particular section hereof will be deemed to be disclosed for all purposes of this Agreement):

            2.1. Organization, Standing and Power. The Business Contribution Member is an "S" Corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own, lease and operate its properties (including, without limitation, the Assets) and to carry on its business as now being conducted (including, without limitation, the Business). The Business Contribution Member is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting (including, without limitation, the Business), or the operation, ownership or leasing of its properties (including, without limitation, the Assets), makes such qualification necessary.

            2.2. Authority and Enforceability.

                  (a) Matters Relating to the Business Contribution Member. The Business Contribution Member has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Business Contribution Member. This Agreement and each of the Related Agreements to which the Business Contribution Member is a party has been duly executed and delivered by the Business Contribution Member, and this Agreement and each of the Related Agreements to which the Business Contribution Member is a party constitute the legal, valid and binding obligations of the Business Contribution Member, enforceable against the Business Contribution Member in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (b) Matters Relating to the Shareholders. The Shareholders have all requisite legal right, power and authority to enter into this Agreement and each of the Related Agreements to which they are a party and to agree to the transactions contemplated hereby and thereby and to perform all of their respective obligations hereunder and thereunder. This Agreement and each of the Related Agreements to which any of the Shareholders are a party constitute the legal, valid and binding obligations of the Shareholders, enforceable against the Shareholders in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            2.3. Title to Assets; Condition.

                  (a) Except as provided on Schedule 2.3, the Business Contribution Member owns beneficially and of record, and has good and marketable title to, the Assets, free and clear of any Encumbrances. For purposes of this Agreement, the term "Encumbrances" shall mean restrictions, conditions, covenants, liens, easements, charges, encroachments or any other matter affecting fee simple title (other than the Assumed Liabilities).

                  (b) Upon consummation of the transactions contemplated at the Closing, the Company will acquire good and marketable title to the Assets, free and clear of any Encumbrances. All tangible assets conveyed hereunder are in good working condition and repair, except for reasonable wear and tear.

            2.4. Sufficiency of Assets. The Assets include substantially all the assets and properties used or employed by the Business Contribution Member in the Business as presently conducted. Immediately after giving effect to the transfer of the Assets at Closing by the Business Contribution Member, and the consummation of the other transactions contemplated pursuant to this

Agreement to be effected at the Closing, the Company will (i) have all right, title, and interest in and to, or will have a valid right to use, without liability to third party(ies), the Assets; and (ii) except as provided on
Schedule 2.4, have all assets, rights, Back-Office Employees, subcontractors and other persons and items which are reasonably necessary to carry on the business and operations of the Business after the Closing Date in substantially the same manner as presently conducted by the Business Contribution Member.

            2.5. No Violations Resulting From Transactions. The execution and delivery by the Business Contribution Member and the Shareholders of this Agreement and each of the Related Agreements to which they are, respectively, a party, and the consummation of the transactions contemplated hereby and thereby by each of the Business Contribution Member and the Shareholders will not (a) conflict with or violate any provision of the articles or certificate of incorporation or by-laws of the Business Contribution Member, (b) except as set forth in Exhibit E, require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any third party, (c) except as set forth in Exhibit E, result in or constitute a default, or require any consent or approval of or notice to any person or entity, or result in the creation of an Encumbrance, under or pursuant to (i) any of the Contracts, or (ii) any other material agreements to which the Business Contribution Member and/or any of the Shareholders are a party, or (d) violate any law applicable to the Business Contribution Member or any of the Shareholders or by which any of the Assets is bound.

            2.6. Compliance with Laws.

                  (a) The Business Contribution Member is, and at all times during the past three years has been, in material compliance with all laws applicable to the Business Contribution Member or to the conduct of the business or operations of the Business Contribution Member or the Business or the use of its properties (including any leased properties) and assets (including, without limitation, the Assets); and

                  (b) The Business Contribution Member has not received, and does not know of the issuance or threatened issuance by any governmental entity, of any notices of violation or alleged violation of any law applicable to the Business Contribution Member or the Business. The Business Contribution Member has provided the Company with true and complete copies of (i) all injunctions, judgments, orders or consent or similar decrees or agreements of any governmental entity to which the Business Contribution Member or the Business is currently subject (or which the Business Contribution Member or the Business was subject to during the previous three years) or which are otherwise applicable to the Business Contribution Member or the Assets or to the conduct of the Business, and (ii) all correspondence from the date hereof with respect to any of the matters referred to in clause (b) or clause (i) of this Section 2.6. Neither the Business Contribution Member nor any of the Shareholders is aware of any proposed legislation or law which is reasonably expected to be enacted and which, if so enacted, could reasonably be expected to have a material adverse effect on either the Business or the Business Contribution Member.

            2.7. Litigation. There is no action, suit, claim, investigation or proceeding, whether at law or in equity (each, a "Legal Proceeding"), pending or, to the knowledge of the Business Contribution Member and/or any of the Shareholders, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by the Business Contribution Member or any of the Shareholders in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby. Exhibit H sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the knowledge of the Business Contribution Member and/or any of the Shareholders, threatened against or affecting the Business Contribution Member, the Business or any of the Assets. To the knowledge of the Business Contribution Member and/or any of the Shareholders, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on Exhibit H. Except as set forth in Exhibit H, there is no outstanding or, to the knowledge of the Business Contribution Member and/or any of the Shareholders, threatened judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming the Business Contribution Member, the Business or any of the Assets.

            2.8. Financial Advisors.

                  (a) Except as set forth on Exhibit I attached hereto, no person or entity has acted directly or indirectly as a broker, finder or financial advisor for or to the Business Contribution Member and/or any of the Shareholders in connection with the negotiations relating to or the transactions contemplated by this Agreement or the Related Agreements; and

                  (b) Except as set forth on Exhibit I attached hereto, no person or entity is entitled to any fee or commission or like payment, or expense reimbursement, in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Business Contribution Member and/or any of the Shareholders. Such fees, commissions, like payments or expense reimbursements as are described on Exhibit I attached hereto shall remain liabilities and expenses of the Business Contribution Member and/or the Shareholders exclusively, and are specifically excluded from the Assumed Liabilities contemplated by this Agreement.

            2.9. Financial Statements; Receivables. Attached hereto as Exhibit J are true, correct and complete copies of the most recent unaudited financial statements for the Business which, together with the financial statements (including the notes and exhibits thereto), to be delivered to the Company pursuant to Section 1.4 herein (the "Financial Statements") were and will be prepared in accordance with the books and records of the Business, are and will be complete and correct in all material respects, have and will have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), applied consistently with the past practices of the Business, except where otherwise specifically noted therein, and present and will present fairly in all material respects the financial position, results of operations and changes in financial position or cash flows, whichever is applicable, of the Business as at the dates and for the periods indicated (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments). Without limiting the foregoing, no undisclosed liabilities or obligations of any nature (whether known or unknown, or absolute, accrued, contingent or otherwise) shall exist as at Closing in Escrow or the Closing not reflected in the Business's most recently dated balance sheet supplied to the Company, [other than those incurred in the ordinary course of business consistent with past practice]. The Business Contribution Member has paid all federal, state and local income, profits, franchises, sales, use, occupation, property, excise and payroll taxes, and all license fees and other charges imposed upon it, and has timely filed all tax returns and related documents required to be filed with any governmental authority. There are no outstanding or proposed statements of deficiency in tax payments to any federal, state, local or foreign government with respect to the Business Contribution Member for any tax period. As of the dates such Financial Statements were and will be prepared, all accounts receivable reflected on the Financial Statements (i) have and will have arisen from bona fide transactions in the ordinary course of the Business Contribution Member's business, consistent with its past practices, [and (ii) to the best of Business Contribution Member's knowledge, are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for returns or doubtful accounts which are reflected in such Financial Statements
(such reserves, the "Reserves"); such Reserves are adequate and reasonable and were established in accordance with GAAP.]

            2.10. Absence of Certain Developments.

                  (a) There has been no event, condition or state of facts of any character that has had or is reasonably likely to have a material adverse effect on the Assets or the Business.

                  (b) The Business Contribution Member has not entered into any transaction or contract, or conducted its business, other than in the ordinary course consistent with past practice.

            2.11. Intellectual Property.

                  (a) List of Intellectual Property; Sufficiency. Exhibit K sets forth a list of all Intellectual Property (as defined in Section 2.11.(d) herein below) which is owned by the Business Contribution Member, licensed by the Business Contribution Member, licensed to the Business Contribution Member, or otherwise used or able to be used in the Business (other than commonly-used computer software which is generally available to the public and the use rights to which were legally acquired by the Business Contribution Member either for free or through established retail facilities) and indicates, with respect to each item of Intellectual Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. The Business Contribution Member owns or has the lawful right to use all Intellectual Property as currently used or as necessary for the conduct of the Business as now conducted. After Closing, the Specific Company Subsidiary will have the right to use all of the Intellectual Property as currently used or as necessary for the conduct of the Business as now conducted, except as set forth in Exhibit K.

                  (b) Title; Validity; Pending Applications; Infringements, Etc.

                        (i) Except for Intellectual Property licensed to the Business Contribution Member, the Business Contribution Member has full legal and beneficial ownership (free and clear of any and all Encumbrances) of all of the Intellectual Property , and neither the Business Contribution Member nor any of the Shareholders have received any notice or claim (whether written, oral or otherwise) challenging the Business Contribution Member's ownership or rights in such Intellectual Property or suggesting that any other entity has any claim of legal or beneficial ownership with respect thereto; the Business Contribution Member has all legal and other rights required to transfer the ownership of the Intellectual Property to the Company at the Closing as contemplated hereby;

                        (ii) All of the Intellectual Property is legally valid and enforceable without any qualification, limitation or restriction on its use, and neither the Business Contribution Member nor any of the Shareholders has received any notice or claim (whether written oral or otherwise) challenging the validity or enforceability of any such Intellectual Property;

                        (iii) Neither the use of any of the Intellectual Property nor any other Intellectual Property used by the Business Contribution Member will conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title or interest held by any other person or entity, and there have been no claims made with respect thereto;

                        (iv) No other person or entity is infringing in any respect on any part of the Intellectual Property. The Business Contribution Member has not conducted its business (including, without limitation, the Business), and has not used or enforced (or failed to use or enforce) any Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability of any item of Intellectual Property, and the Business Contribution Member has not taken or failed to take any action that would result in the forfeiture or relinquishment of any Intellectual Property used in the conduct of its business as now conducted (including, without limitation, the Business);

                        (v) Except as set forth in Exhibit K, the Business Contribution Member has no liability or obligations to any third parties incident to the Intellectual Property used or able to be used by the Business Contribution Member in the conduct of its business (including, without limitation, the Business) as heretofore conducted; and

                        (vi) The Business Contribution Member has timely met all of its obligations to any third parties incident to the Intellectual Property used or able to be used by the Business Contribution Member in the conduct of its business (including, without limitation, the Business) as heretofore conducted, and such obligations have been and will be correctly and adequately disclosed in the Financial Statements.

                  (c) Protection and Maintenance of Intellectual Property.

                        (i) The Business Contribution Member has taken all reasonable steps to (x) protect the Business Contribution Member's rights to the Intellectual Property, and (y) to prevent the unauthorized use by any other person or entity; and

                        (ii) The Business Contribution Member shall use all reasonable efforts to maintain, or cause to be maintained, the Intellectual Property in full force and effect through the Closing and, without limitation, has renewed or has made, and will make within any applicable renewal period ending on or prior to the Closing Date, application to renew all of the Intellectual Property subject to expiration on or prior to the Closing Date. Neither the Business Contribution Member nor any of the Shareholders has granted to any other Person or entity any rights or permissions to use any of the Intellectual Property.

                  (d) Definition of Intellectual Property. For purposes of this Agreement, the term "Intellectual Property" means any patent, copyright, trademark, trade name, service mark, service name, brand mark, brand name, logo, corporate name, Internet domain name or industrial design, any registrations thereof and pending applications therefor (to the extent applicable), any other intellectual property right (including, without limitation, any know-how, trade secret, trade right, formula, conditional or proprietary report or information, customer or membership list, any marketing data, and any computer program, software, database or data right), and license or other contract (including without limitation license(s) to use specific telephone numbers and/or radio channels/frequencies) relating to any of the foregoing, and any goodwill associated with any business owning, holding or using any of the foregoing.

            2.12. Insurance. The Business Contribution Member currently maintains, and as of the Closing in Escrow and the Closing Date will maintain, valid insurance policies, which polices provide adequate coverage, within terms of scope and amount of coverage, for the Assets and the operations conducted by the Business. From and after Closing, the Specific Company Subsidiary will be solely responsible for the insurance set forth in Exhibit L. In the event that such insurance-related Assumed Liabilities as appear on Exhibit L hereto are unable to be assumed by the Specific Company Subsidiary directly from and after Closing, the Business Contribution Member hereby agrees to keep such insurance policy(ies) as are reflected by such Assumed Liabilities in full force and effect for 60 days after Closing, at the Specific Company Subsidiary's expense, to allow the Specific Company Subsidiary to arrange its own such insurance policy(ies). There are no pending material claims against such insurance by the Business Contribution Member as to which the applicable insurers have denied coverage. In addition, there exist no material claims under such insurance that have not been properly filed by the Business Contribution Member. During the past two years, the Business Contribution Member has not been refused any insurance coverage by any insurer from which the Business Contribution Member has sought coverage.

            2.13. Contracts. Each of the Contracts (i) is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) no Default (as defined below) exists under any Contract either by the Business Contribution Member or by any other party thereto; (iii) neither the Business Contribution Member nor any of the Shareholders is aware of the assertion by any third party of any claim of Default or breach under any of the Contracts; and (iv) neither the Business Contribution Member nor any of the Shareholders is aware of any present intention on the part of any significant customer or supplier or other business partner of the Business Contribution Member to either (x) terminate or significantly change its existing business relationship with the Business Contribution Member either now or in the foreseeable future, or (y) fail to renew or extend its existing business relationship with the Business Contribution Member at the end of the term of any existing contractual arrangement such entity may have with the Business Contribution Member. For purposes of this Agreement, the term "Default" means, with respect to any Contract, (x) any breach of or default under such Contract, (y) any event, other than the normal passage of time, which would (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration or any obligation to repay with respect to such Contract, or (z) any event, other than the normal passage of time, which would result in either a significant increase in the obligations or liabilities of, or a loss of any significant benefit of, the party in question under such Contract.

            2.14. Misrepresentation. Neither this Agreement (including the Exhibits hereto) or any Related Agreement or any information supplied to the Company by or on behalf of the Business Contribution Member or any of the Shareholders in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading. Neither the Business Contribution Member nor any of the Shareholders knows of any facts which are reasonably likely to cause a material adverse effect on the Assets or the Business.

      3. Additional Representations, Warranties and Covenants of the Business Contribution Member.

            3.1. Non-Competition and Other Covenants of the Business Contribution Member, the Shareholders, and Certain Employees of the Business Contribution Member

                  Each of the Shareholders, the Business Contribution Member and the Back-Office Employee shall have, at the Closing in Escrow, entered into agreements, the form of which is attached to this Agreement as Exhibit B.

            3.2. Confidentiality. The Business Contribution Member and the Shareholders shall abide by the terms of the Confidentiality Agreement between the Business Contribution Member and DMS executed on June 30, 1997. The Business Contribution Member, the Shareholders, and the Specific Company Subsidiary each acknowledge and agree that the Company shall have the right to disclose certain information concerning the Specific Company Subsidiary, the Assets and/or the Business to third parties (which third parties will in turn be bound by an agreement similar to the

Confidentiality Agreement), for such general corporate purposes as includes but is not limited to obtaining financing and/or underwriting, and for general marketing purposes.

      4. Representations and Warranties of the Company

            The Company represents and warrants to the Business Contribution Member and the Shareholders as follows:

            4.1. Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary.

            4.2. Authority and Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. This Agreement and each of the Related Agreements to which it is a party have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            4.3. No Violations Resulting From Transactions. The execution and delivery by the Company of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by the Company, will not (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company, or (b) except as set forth on Exhibit E, require any consent, waiver, approval, authorization or permission of, or filing with or notification to, any third party; (c) result in or constitute a default, or require any consent or approval of or notice to any person or entity under or pursuant to any of the contracts to which the Company is a party; or (d) violate any applicable laws.

            4.4. Compliance with Laws.

                  (a) The Company is, and at all times since its inception has been, in material compliance with all applicable laws; and

                  (b) The Company has not received, and does not know of the issuance or threatened issuance by any governmental entity of, any notices of violation or alleged violation of any applicable law. The Business Contribution Member has been provided with true and complete copies of (i) all injunctions, judgments, orders or consent or similar decrees or agreements of any governmental entity to which the Company is currently subject (or to which the Company was subject since its inception), and (ii) all correspondence through the date hereof with respect to any of the matters referred to in clause (b) or clause (i) of this Section 4.4.

            4.5. Litigation. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by the Company in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby. Exhibit H sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company. To the knowledge of the Company, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on Exhibit H. Except as set forth in Exhibit H, there is no outstanding or, to the knowledge of the Company, threatened, judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming the Company.

            4.6. Default. The Company is not in material default of any of its obligations, contracts, or commitments in any respect, or in breach of any negative or affirmative covenants placed on it by its creditors, and the Company has not been notified of any such defaults or breaches.

            4.7. Financial Advisors. No person or entity has acted directly or indirectly as a broker or finder for or to the Company in connection with the negotiations relating to or the transactions contemplated by this Agreement or the Related Agreements.

            4.8. Misrepresentation. Neither this Agreement (including the Exhibits hereto) or any Related Agreement or any information supplied to the Business Contribution Member by or on behalf of the Company in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

      5. Covenants Relating to Conduct of Business

            During the period from the date of this Agreement and continuing until the Closing Date, the Business Contribution Member and the Shareholders, jointly and severally, covenant and agree that (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing):

            5.1. Conduct of the Business Until the Closing Date. The Business Contribution Member shall be obligated to:

                  (a) conduct the Business only in the ordinary course, consistent with past practice;

                  (b) use its best efforts to (i) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Business and (ii) preserve the present relationship of the Business Contribution Member with Persons having business dealings with the Business Contribution Member;

                  (c) materially comply with all laws and with all contractual and other obligations applicable to the Business Contribution Member;

                  (d) not subject any of the Assets to any new Encumbrance;

                  (e) not acquire any material properties or assets and not sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties of the Business (including but not limited to the Assets);

                  (f) promptly notify the Company of (i) the occurrence of any matter which may have a Material Adverse Effect (as hereinafter defined) on the Business or the Assets, and (ii) any Legal Proceeding commenced by or against the Business Contribution Member or any Legal Proceeding commenced or threatened relating to the transactions contemplated by this Agreement.

                  (g) not agree to do anything prohibited by this Agreement or anything which would make any of the representations and warranties of the Business Contribution Member or the Shareholders in this Agreement or the Related Agreements untrue or incorrect in any material respect.

      6. Additional Agreements and Representations.

            6.1. Change of Name. At the Closing, the Business Contribution Member shall take all steps necessary to change its corporate name and/or trade name to a name not confusingly similar to the trade name being conveyed hereunder and to be utilized post-Closing by the Specific Company Subsidiary.

            6.2. Access to Information. The Business Contribution Member agrees that, prior to the Closing Date, the Company shall be entitled (at its sole expense), through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations and financial condition of the Business and the Business Contribution Member and examination of its books and records as the Company may reasonably request, and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Business Contribution Member shall cooperate fully therein. In order that the Company may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Business and the Business Contribution Member, each of the Business Contribution Member and the Shareholders shall use their respective best efforts to cause the Business Contribution Member's officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate fully with such Company representatives in connection with such review and examination.

            6.3. Non-solicitation Pending Closing. After execution of this Agreement, and through the Closing Date, neither the Business Contribution Member nor any of the Shareholders shall pursue, initiate, encourage or engage in any negotiations or discussions with any third parties concerning the sale of the Business, the Assets, or any part thereof or concerning the terms and conditions of this Agreement.

            6.4. Additional Agreements. Each of the parties hereto agrees to use their respective best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, (ii) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities, third parties and parties to Contracts with the Business Contribution Member as are necessary for consummation of the transactions contemplated by this Agreement and the Related Agreements, and (iii) fulfill all conditions precedent applicable to such party pursuant to this Agreement and the Related Agreements. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the Related Agreements, each party hereto shall use their respective best efforts to take or cause to be taken all such necessary action.

            6.5. Notification of Certain Matters. The Business Contribution Member and the Shareholders shall give prompt notice to the Company of (a) any notice of, or other communication relating to, a default under any contract material to the financial condition, properties, business operations, or results of operations of the Business and/or the Business Contribution Member to which it is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or any of the Related Agreements, or (c) any Material Adverse Change (as hereinafter defined) in the properties (including but not limited to the Assets), business operations, results of operations, financial condition or prospects of the Business, other than changes resulting from general economic conditions. In addition, the Business Contribution Member and the

Shareholders shall be required to update the schedules and other information supplied pursuant to this Agreement at such time as the information contained therein changes in any material respect.

            6.6 Working Capital as of the Closing Date. The Shareholders and the Business Contribution Member shall ensure that the Assets, less the Assumed Liabilities, includes at least $127,940 working capital (defined as the excess of current (liquid) assets over current liabilities (excluding ongoing obligations under Contracts)) as of the Closing Date. The calculation of working capital for purposes of this Section 6.6 shall not include any portion of the Tangible Asset Value.

      For purposes of determining whether the required working capital existed as of the Closing Date, the Company will cause to be prepared, within 30 days of the Closing, a balance sheet setting forth the Assets and Assumed Liabilities as of the Closing Date. Such balance sheet shall be prepared in accordance with GAAP, consistent with past practices of the Business Contribution Member (the "Closing Date Balance Sheet"). In the event that more than the prescribed $127,940 working capital existed as of the Closing Date, as determined by the Closing Date Balance Sheet, the Company shall pay within five days thereafter, the Business Contribution Member an amount equal to such excess. In the event that less than the prescribed $127,940 working capital existed as of the Closing Date, as determined by such balance sheet, the Shareholders and/or the Business Contribution Member shall forthwith pay the Company an amount equal to the difference between the actual working capital as of the Closing Date and $127,940 working capital (the "Shortfall"). If the Shareholders and/or the Business Contribution Member do not pay the Shortfall to the Company within five days after demand, then, in addition to all other remedies which the Company may have, the Company may deduct the amount of the Shortfall from any of the obligations of the Company to the Shareholders or the Business Contribution Member (including, but not limited to, the Earn-Out to which the Business Contribution Member may be entitled thereafter).

                  In the event that the Business Contribution Member shall notify the Company in writing within five days after delivery of the Closing Date Balance Sheet of a dispute with respect to same, the parties shall notify the certified public accounting firm of Price Waterhouse LLP (the "Accountants") of the need for them to review the Closing Date Balance Sheet. The Accountants shall make the final determination with respect to the correctness of the Closing Date Balance Sheet in light of the terms and provisions of this Agreement. In the event Price Waterhouse LLP declines to act as the Accountant, then the parties shall mutually select an independent certified public accounting firm. The decision of the Accountants shall be final and binding on the parties. Upon such determination, the relevant party shall immediately pay the other party any amount owning pursuant to the previous paragraph. In addition, such party shall pay interest at the rate of seven percent (7%) per annum from the date notice of dispute was rendered. The parties shall bear equally the cost of the Accountant.

      7. Conditions Precedent.

            7.1. Conditions to Obligations of All Parties. The respective obligations of each party under this Agreement shall be subject to the satisfaction prior to the Closing in Escrow Date and the Closing Date of the following conditions:

                  (a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, requisite to the transactions contemplated hereby, shall have been filed, occurred or have been obtained, as the case may be.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided that prior to invoking this condition, each party shall use their best efforts to have any such order, injunction, legal restraint or prohibition vacated.

            7.2. Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of the Company, any or all of which may be waived in whole or in part by the Company):

                  (a) Representations and Warranties. The representations and warranties of the Business Contribution Member and the Shareholders set forth in this Agreement (with regard to any supplements or updates thereto) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified, earlier date) as of the Closing in Escrow Date and the Closing Date as though made on and as of the Closing in Escrow Date and the Closing Date, respectively, except as otherwise contemplated by this

Agreement, and the Company shall have received a certificate from the Shareholders and the Business Contribution Member (signed by a senior executive officer of the Business Contribution Member) certifying to such effect.

                  (b) Performance of Obligations. The Business Contribution Member and the Shareholders shall each have performed all obligations required to be performed by each such party under this Agreement at or prior to the Closing in Escrow Date and the Closing Date, respectively, and the Company shall have received a certificate from the Shareholders and the Business Contribution Member (signed by a senior executive officer of the Business Contribution Member) certifying to such effect.

                  (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance resulting in, or which could reasonably likely result in, individually or in the aggregate, a Material Adverse Effect on the Assets or the Business. For purposes of this Agreement, "Material Adverse Effect" or "Material Adverse Change" means with respect to the Assets or Business, any significant and substantial adverse affect or change in the condition (financial or other), business, results of operations, assets, liabilities or operations, assets, liabilities or operations of the Business, or any event or condition which would with the passage of time, constitute a "material adverse change."

                  (d) Contractual Consents. The Business Contribution Member and/or the Shareholders shall have given all notices to, and obtained all consents, approvals or authorizations of or from, any individual, corporation or other party which may be necessary to permit the consummation of the transactions contemplated hereby (including, without limitation, any consents required under the Contracts, or which may be required to permit the change of ownership of any of the Assets).

                  (e) Related Agreements. Each of the Related Agreements to which the Business Contribution Member and/or the Shareholders are a party shall have been duly executed and delivered by such party. In addition, the Related Agreements shall have been entered into by the respective parties thereto.

            7.3. Conditions to Obligations of the Business Contribution Member and the Shareholders. The obligations of the Business Contribution Member and the Shareholders to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of the Business Contribution Member and the Shareholders), any or all of which may be waived in whole or in part by the Business Contribution Member or the Shareholders.

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified, earlier date) as of the Closing in Escrow Date and the Closing Date as though made on and as of the Closing in Escrow Date and the Closing Date, respectively, except as otherwise contemplated by this Agreement.

                  (b) Performance of Obligations. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing in Escrow Date and the Closing Date, respectively.

                  (c) Related Agreements. Each of the Related Agreements shall have been duly executed and delivered by the parties thereto.

      8. Termination.

            8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of the Company and the Business Contribution Member;

                  (b) by either the Company or the Business Contribution Member, if the closing of the Initial Public Offering does not occur by March 31, 1998; or

                  (c) by the Company in the event that the Business Contribution Member and/or any of the Shareholders do not timely deliver representation letters satisfactory to the Company.

            8.2. Effect of Termination Under Section 8.1. In the event of termination of this Agreement by either the Company or the Business Contribution Member as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or any of its respective Affiliates, officers, directors or shareholders except (i) for the obligation of the Business Contribution Member and the Shareholders to refund to the Company the audit expenses as set forth in Section 1.4 of this Agreement in the event the Agreement is terminated by the Company pursuant to
Section 8.1(c) after all conditions to closing have been satisfied, including, but not limited to the closing of the Initial Public Offering; (ii) for any and all obligations under the confidentiality provisions contained in Section 3.2 of this Agreement; and (iii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement. In the event that termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement, the breaching party shall be liable to the non-breaching party for all direct damages (but not indirect or consequential damages) incurred as a result of such willful breach.

      9. Indemnification.

            9.1. Indemnification.

                  (a) Indemnification by the Business Contribution Member and the Shareholders. The Business Contribution Member and the Shareholders each hereby agrees to jointly and severally indemnify, defend and hold harmless the Company, the Specific Company Subsidiary, and their respective officers, directors, employees and agents (collectively, the "Indemnitee") from and against and in respect of any and all Losses (as defined below) to the extent resulting from, arising out of, relating to, imposed upon or incurred by the Indemnitee by reason of (i) the conduct of the Business prior to the Closing Date (but only to the extent that the amount of such Loss was not a stated liability on the Business Contribution Member's most recently dated balance sheet delivered to the Company), (ii) any material inaccuracy in or breach of any of the Business Contribution Member's and/or any of the Shareholders' representations, warranties, covenants or agreements contained in this Agreement, the Related Agreements or in any other agreement or document entered into or delivered on or after the date hereof in connection with this Agreement or any of the transactions contemplated hereby and thereby, (iii) any liability or obligation of the Business Contribution Member and/or any of the Shareholders other than an Assumed Liability, and (iv) any non-compliance with any notice requirement, if any, which may be contained in the Uniform Commercial Code as adopted by the State of California relating to bulk sales. Provided, however, the indemnification by the Business Contribution Member and/or the Shareholders under this Section 9.1.(a) shall include direct damages only (and not indirect or consequential damages). For purposes of this Agreement, the term "Losses" means any and all deficiencies, judgments, settlements, demands, claims, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect or consequential), interest, fines, penalties, costs and expenses (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor); notwithstanding anything else herein to the contrary, the amount of indemnification by the Business Contribution Member and the Shareholders, collectively, shall not exceed the Purchase Price actually received by the Business Contribution Member.

                  (b) Indemnification by the Company. The Company hereby agrees to indemnify, defend and hold harmless the Business Contribution Member and/or the Shareholders from and against and in respect of any and all Losses resulting from, arising out of, relating to, imposed upon or incurred by the Business Contribution Member and/or the Shareholders by reason of (i) any inaccuracy in or breach of any of the Company's representations, warranties, covenants or agreements contained in this Agreement or in any other agreement or document entered into or delivered by the Company on or after the date hereof in connection with this Agreement or any of the transactions contemplated hereby and/or thereby; or (ii) any failure to discharge the Assumed Liabilities as required by their terms. Provided, however, the indemnification by the Company under this Section 9.1.(b) shall include direct damages only (and not indirect or consequential damages) and shall be limited in the aggregate to the Purchase Price actually received by the Business Contribution Member.

            9.2. Notice of Asserted Liability. Promptly after any party hereto becomes aware of any fact, condition or event that may give rise to Losses for which idemnification may be sought under this Section 9, the party entitled to indemnification shall give notice thereof in the manner provided in Section 10.2 of this Agreement (the "Claims Notice") to the other party ("Indemnitor"). The Claims Notice shall include a description in reasonable detail of any claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") against indemnitee, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by indemnitee. Failure of indemnitee to promptly give notice hereunder shall not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure. Upon Indemnitor's request, indemnitee shall provide Indemnitor with such reasonable documentation as Indemnitor shall request pertaining to any general claim(s) made by indemnitee.

            9.3. Opportunity to Defend. Indemnitor may elect to compromise or defend, at its own expense and by its own counsel, any claim; provided, however, that Indemnitor may not compromise or settle any Asserted Liability without the consent of indemnitee, such consent not to be unreasonably withheld, unless such compromise or settlement requires no more than a monetary payment for which indemnitee and any other indemnifiable parties hereunder are fully indemnified or involves other matters not binding upon indemnitee or such other indemnifiable parties. If Indemnitor elects to compromise or defend such claim, it shall within 15 days (or sooner, if the nature of the claim so requires) notify indemnitee of its intent to do so and indemnitee shall cooperation the compromise of, or defense against, such claim. If indemnitor elects not to compromise or defend any claim, fails to notify indemnitee of its election as herein provided or contests its obligation to indemnify, indemnitee may pay, compromise or defend such claim without prejudice to any right it may have hereunder. In any event, each party may participate, at its own expense, in the defense of any claim in respect of which it may have an indemnification obligation under Section 9.1. If either party chooses to defend or participate in the defense of any claim, it shall have the right to receive from the other party any books, records or other documents within such party's control that are necessary or appropriate for such defense.

      10. General Provisions.

            10.1. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall survive the Closing.

            10.2. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or telecopied or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or by courier or telecopied, or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such Person may subsequently designate by written notice given hereunder:

                  (a) if to Company, to:

                      Dispatch Management Services Corp.
                      12240 Indian Creek Court
                      Beltsville, Maryland  20705
                      Attention: Linda Jenkinson, Chief Executive Officer

                  (b) if to the Business Contribution Member or the
                      Shareholders, to:

                      Larry Braun
                      Sheppard, Mullin, Richter & Hampton, LLP
                      Forty-Eighth Floor
                      333 South Hope Street
                      Los Angeles, CA  90071-1448

            10.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            10.4. Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Related Agreements and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of all parties hereto with respect to any of the terms contained herein, and each party hereto agrees to be bound by any such amendment, modification or supplement.

            10.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

            10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially averse to any party. In the event that the enforceability of any non-competition or similar covenants contained herein or in any Related Agreement is called into question as the result of time, geographical or other applicable limitations specified in such covenants, such time, geographical or other applicable limitations shall be deemed modified to the minimum extent necessary to render the applicable provisions of such covenants enforceable.

            10.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. The Business Contribution Member shall have the right to assign its rights under this Agreement to the Shareholders subject to the Company's approval, in its reasonable discretion, of the assignment documents used to effect such assignment.

            10.8. Specific Performance. The parties hereto acknowledge that irreparable damage would result if any of the covenants of this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Without limiting the foregoing, the Business Contribution Member and the Shareholders acknowledge that the failure to comply with any of the provisions of Sections 3.1, 3.2. and
6.3 hereof will result in irreparable harm for which there is no adequate remedy at law and that the Company and/or the Specific Company Subsidiary shall be entitled, without the necessity of proving actual damages, to injunctive relief in addition to damages and all other remedies which may otherwise be available to the Company and/or the Specific Company Subsidiary.

            10.9. Fees and Expenses. All costs and expenses, including but not limited to all fees and expenses of attorneys, lenders, financial advisers and accountants, in connection with the negotiation, execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses.

            10.10. Arbitration. Other than the Company's right to institute legal action for a breach of the confidentiality, non-competition and non-solicitation covenants set forth in Sections 3.1, 3.2 and 6.3 hereinabove, any issue, controversy, dispute or claim arising out of or relating to this Agreement or its alleged breach that cannot be resolved by mutual agreement shall be resolved exclusively by arbitration by a single arbitrator in Los Angeles County, California, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. It is acknowledged by the Business Contribution Member and the Shareholders that money damages are inadequate to compensate the Company and/or the Specific Company Subsidiary for a breach of the terms of this Agreement, and that the Company and/or the Specific Company Subsidiary shall be entitled to specific performance of the terms of this Agreement. The arbitrator may enter a default decision against any party who fails to participate in the proceeding. The decision of the arbitrator shall be final, conclusive, binding and non-appealable. The losing party shall pay all costs and expenses of arbitration.

      The arbitrator shall be selected by consent of the parties, if possible. If the parties fail to reach agreement upon appointment of the arbitrator within ten days after a demand for arbitration is made, the arbitrator shall be selected from a list of proposed arbitrators submitted by AAA. The selection process shall be that which is set forth in the AAA commercial arbitration rules then prevailing, except that (1) the number of preemptory strikes shall not be limited, and (2) if the parties fail to select the arbitrator from three lists, AAA shall have the power to make an appointment. If an arbitrator should die, withdraw, or otherwise become incapable of serving, a replacement shall be selected and appointed in a like manner.

            10.11 Disclosure to Third Parties. The Company shall have the right to disclose to third parties, in whatever manner the Company may determine, the fact that this Agreement has been executed, the names of the parties to this Agreement and the terms hereof.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties hereto as of the date first above written.

                                    "COMPANY"

Attest:                             DISPATCH MANAGEMENT SERVICES CORP.


                                    By: /s/ Linda Jenkinson
---------------------------------      ---------------------------------------
                                       Name: Linda Jenkinson
                                       Title: Chief Executive Officer

                                    "BUSINESS CONTRIBUTION MEMBER"

Attest:                             PROFALL, INC.


                                    By: /s/ David Prosser
---------------------------------      ---------------------------------------
                                       Name: David Prosser
                                       Title: President

                                    "SPECIFIC COMPANY SUBSIDIARY"

Attest:
                                    ------------------------------------------


                                    By: /s/ Linda Jenkinson
---------------------------------      ---------------------------------------
                                       Name: Linda Jenkinson
                                       Title: Chief Executive Officer

Witness:                            "SHAREHOLDERS"


                                    /s/ Thomas Westfall
---------------------------------   ------------------------------------------
                                    Thomas Westfall

Witness:

                                    /s/ Alyson Westfall
---------------------------------   ------------------------------------------
                                    Alyson Westfall

Witness:

                                    /s/ David Prosser
---------------------------------   ------------------------------------------
                                    David Prosser

Witness:

                                    /s/ Adriene Prosser
---------------------------------   ------------------------------------------
                                    Adriene Prosser